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                                                                    EXHIBIT 10.2

                                PLEDGE AGREEMENT

     THIS PLEDGE AGREEMENT ("Pledge Agreement") is made by VESTA INSURANCE GROUP, INC., a Delaware corporation ("Vesta"), in favor of BIRMINGHAM INVESTMENT GROUP, LLC, a Delaware limited liability company ("BIG").

     WHEREAS, Vesta has concurrently herewith executed a Promissory Note (the "Note") in favor of BIG in the amount of Thirty-Two Million Two Hundred Thousand Dollars ($32,200,000.00) in partial payment of the purchase price of Five Million (5,000,000) shares of Vesta's Common Stock; and

     WHEREAS, BIG is willing to accept the Note from Vesta, but only upon the condition, among others, that Vesta shall have executed and delivered to BIG this Pledge Agreement and the Pledged Collateral (as defined below):

     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Vesta hereby agrees as follows:

     1. As security for the full payment and performance when due of all indebtedness of Vesta to BIG created under the Note, Vesta hereby grants to BIG a first priority security interest in Five Million (5,000,000) shares of Vesta's $.01 par value Common Stock (the "Pledged Collateral"), and all dividends, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Pledged Collateral.

     2. In the event of the nonpayment of any indebtedness when due, BIG may then, or at any time thereafter, at its election, apply, set off, collect or sell in one or more sales, or take such steps as may be necessary to liquidate and reduce to cash in the hands of BIG in whole or in part, with or without any previous demands or demand of performance or notice or advertisement, the whole or any part of the Pledged Collateral in such order as BIG may elect.

     3. The proceeds of the sale of any of the Pledged Collateral and all sums received or collected by BIG from or on account of such Pledged Collateral shall be applied by BIG to the payment of the indebtedness or any part hereof, all in such order and manner as BIG in its discretion may determine. BIG shall then pay any balance to Vesta.

     4. BIG agrees that so long as no default exists under the Note or hereunder, the Pledged Shares shall, upon the request of Vesta, be released from pledge as the indebtedness is paid. Such releases shall be at the rate of one share for each Six and 44/100 Dollars ($6.44) of principal amount of indebtedness paid.

     5. BIG may at any time deliver the Pledged Collateral or any part thereof to Vesta and the receipt of Vesta shall be a complete and full acquittance for the Pledged Collateral so delivered, and BIG shall thereafter be discharged from any liability or responsibility therefor.

     6. This Pledge Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

     Dated as of January 26, 2001.

                                         VESTA INSURANCE GROUP, INC.

                                         /s/ James E. Tait
                                         -----------------------
                                         Its: Chairman

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